Federal Signal Q4 2015 Earnings Call February 29, 2016 Dennis Martin, Executive Chairman Jennifer Sherman, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein and in our earnings news release provided as of the date of this presentation. 2

3 Executive Chairman’s Comments

2016 Actions Set Platform for Profitable Growth 4 Dennis Martin named Executive Chairman; Jennifer Sherman Appointed President and CEO Completion of acquisition of Westech Vac Systems Ltd. Entered into definitive agreement to acquire substantially all of the assets and operations of Joe Johnson Equipment Execution of new $325 million credit facility Completion of the sale of the Bronto Skylift business to Morita Corporation $ January 1, 2016 January 5, 2016 January 27, 2016 January 29, 2016 February 29, 2016 Staying True to Communicated Strategies

Built Infrastructure for Profitable Long-Term Growth 5 Federal Signal is well positioned for long-term growth with the ability to grow and mitigate through industrial and municipal cycles Succession planning and talent development Flexible manufacturing model New product development Portfolio realignment, Bronto divestiture Reinstated dividend Disciplined M&A process Strong Balance Sheet

Full-Year Highlights * • Net sales of $768 M, down 1% • Operating income of $103.2 M, up 16% • Operating margin of 13.4%, up from 11.4% • Adjusted EPS of $1.02, up 16% from $0.88 • Cash flow from operations of $91 M, up 12% from $81 M 6 * Comparisons versus full year 2014, unless otherwise noted

Q4 Highlights * • Net sales of $186 M, down 11% • Operating income of $24.3 M, down 6% • Operating margin of 13.0%, up from 12.3% • Adjusted EPS of $0.25, unchanged from last year • Orders of $179 M, down 15% • Backlog of $171 M, down 4% from Q3 7 * Comparisons versus Q4 of 2014, unless otherwise noted

8 Group and Corporate Results $ millions, except % Q4 2015 Q4 2014 % Chg ESG Orders 120.2 149.3 -19% Sales 124.3 142.6 -13% Operating income 22.3 22.1 1% Operating margin 17.9% 15.5% SSG Orders 59.1 62.4 -5% Sales 62.1 66.5 -7% Operating income 9.1 10.9 -17% Operating margin 14.7% 16.4% Corporate expenses 7.1 7.2 -1% Consolidated Orders 179.3 211.7 -15% Sales 186.4 209.1 -11% Operating income 24.3 25.8 -6% Operating margin 13.0% 12.3%

Income from Continuing Operations 9 $ millions, except % and per share Q4 2015 Q4 2014 Change % Chg Net sales 186.4 209.1 (22.7) -11% Gross profit 55.3 57.6 (2.3) -4% SEG&A expenses 31.0 31.8 (0.8) -3% Operating income 24.3 25.8 (1.5) -6% Interest expense 0.6 0.9 (0.3) -33% Other (income) expense, net (0.6) 0.9 (1.5) NM Income tax expense 6.9 4.1 2.8 68% Income from continuing operations 17.4 19.9 (2.5) -13% Diluted earnings per share from continuing operations $0.27 $0.31 ($0.04) -13% Diluted adjusted earnings per share from continuing operations $0.25 $0.25 $0.00 0% Gross margin 29.7% 27.5% Effective tax rate 28.4% 17.1%

Adjusted Earnings per Share

($ in millions)	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
Income from continuing operations	$ 17.4	$ 19.9	$ 65.8	$ 59.7
Add:				
Income tax expense	6.9	4.1	34.1	23.7
Income before income taxes	24.3	24.0	99.9	83.4
Add:				
Restructuring	-	-	0.4	-
Adjusted income before income taxes	24.3	24.0	100.3	83.4
Adjusted income tax expense (1) (2)	(8.3)	(8.0)	(35.6)	(27.6)
Adjusted net income from continuing operations	**$ 16.0**	**$ 16.0**	**$ 64.7**	**$ 55.8**
EPS from continuing operations (diluted)	$ 0.27	$ 0.31	$ 1.04	$ 0.94
Adjusted EPS from continuing operations (diluted)	**$ 0.25**	**$ 0.25**	**$ 1.02**	**$ 0.88**

(1) Adjusted income tax expense for the three and tw elve months ended December 31, 2015 excludes a $1.4 million net benefit from special tax items, comprised of a $4.2 million benefit associated w ith a tax planning strategy, offset by a $2.4 million adjustment to correct an overstatement of deferred tax assets and $0.4 million of expense associated w ith a change in the enacted tax rate in the U.K. Adjusted income tax expense for the tw elve months ended December 31, 2015 also excludes the tax effects of restructuring charges.

(2) Adjusted income tax expense for the three and tw elve months ended December 31, 2014 excludes the benefit of tw o special tax items: $3.5 million for the release of valuation allow ance against foreign deferred tax assets and $0.4 million associated w ith a change in the Spanish income tax rate

FEDERAL SIGNAL

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• Full year cash flow from operations of $91 M, compared to $81 M in prior year • Cash balance at 12/31/15 of $76 M, up from $24 M last year • Total debt at 12/31/15 was $44 M, compared to $50 M last year  Cash on hand exceeded total debt by $32M at 12/31/15 • Paid $4.3 M for dividends, reflecting increase to $0.07 per share  YTD dividends of $15.6 M  YTD share repurchases of $10.6 M;  Aggregate remaining authorization $69 M (~ 8% of market capitalization) • Recently completed new five-year $325 million revolving credit facility • Completed sale of Bronto in January 2016, receiving initial proceeds of ~$83 M  Expect to receive additional proceeds of ~$4 M before end of Q2 11 Balance Sheet and Cash Flow * * As of or for the period ending 12/31/2015

2015 in Review and 2016 Headwinds 12 2015 Accomplishments 2015 Results* 2016 Headwinds * Comparison versus FY 2014

• Ongoing Initiatives to Grow Shareholder Value:  Create disciplined growth  Leverage invested capital  Diversify customer base  Improve manufacturing efficiencies and costs • Long-Range Goals:  Grow revenue faster than GDP, increasing industrial share  Strong Return on Invested Capital performance  Achieve consolidated operating margin of 12%  Grow EPS at an average rate in low to mid teens 13 Heading into 2016 – Initiatives and Goals

14 Joe Johnson Equipment (“JJE”) • Today announced signing a definitive agreement to acquire substantially all assets and operations of JJE • Headquartered in Canada, JJE is a distributor of new, used and remanufactured street sweepers, snow equipment, pump trucks, vacuum trucks and sewer cleaning equipment to municipalities and industrial contractors; also provides rental service, parts, services and ancillary equipment

Rental of Equipment Sewer & Street Maintenance Hydro Excavation, DOT & Industrial Vacuum Snow & Ice Control Refuse & Recycling Indoor Recreational Ice Products Industrial Service Sale of New Equipment Sale of Used Equipment Parts Full Maintenance Lease Programs Premier Infrastructure Maintenance Equipment Product Portfolio Infrastructure Efficiency Environment Safety JJE Overview Full Product and Service Offering Industry Segments 15

JJE Enhances Our Core Competencies  Expands product portfolio into new, adjacent markets Snow and Ice Control Refuse management  Adds platform for rental business  Fits with recent acquisition of Westech  Expands parts and service refurbishment footprint  Increases customer intimacy with direct connection to end customers  Provides channel capabilities for existing industrial products (Jetstream, Guzzler, Westech)  Brings well-established, customer focused management team  Significant addition of purchase options (rental, used)  Adds to North American Market Coverage (Canada)  Strengthens our U.S. industrial capabilities 16

2016 Outlook

Adjusted EPS ranging from $0.70 to $0.80

Major Assumptions

- Adjustments to include items related to acquisitions
- $10-15 million in capital expenditures
- Income tax rate of ~36%
- No further deterioration in industrial markets

Positive Factors

+ Municipal markets healthy (~60% of revenue)
+ New product introductions: ParaDigm, Water Recycler, G-Series, trailer-mounted jetter
+ Modest contribution from JJE acquisition
+ Strong balance sheet

Headwinds

– $12-14 million reduction of operating income related to oil and gas
– Reduced backlog with less favorable mix
– Increased hearing loss defense costs

FEDERAL SIGNAL
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Federal Signal Q4 2015 Earnings Call 18 Q&A February 29, 2016 Dennis Martin, Executive Chairman Jennifer Sherman, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630-954-2000 Brian Cooper SVP, Chief Financial Officer BCooper@federalsignal.com Svetlana Vinokur VP, Treasurer and Corporate Development SVinokur@federalsignal.com 19